     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999
                                                    REGISTRATION NO. 333-49199

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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ___________

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      ON
                                   FORM S-3
                                      TO
                                  FORM SB-2

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933
                                 ___________

                          PDS FINANCIAL CORPORATION
                (Name of small business issuer in its charter)


      MINNESOTA                       6159                     41-1695870
(State or jurisdiction of       (Primary Standard          (I.R.S. Employer
    incorporation or               Industrial             Identification No.)
     organization)         Classification Code Number)

                               6171 McLeod Drive
                            Las Vegas, Nevada 89120
                                 (702) 736-0700
            (Address and telephone number of registrant's principal
               executive offices and principal place of business)

             JOHAN P. FINLEY                       COPIES OF COMMUNICATIONS TO:
  President and Chief Executive Officer                   JOHN T. KRAMER
            6171 McLeod Drive                         Dorsey & Whitney L.L.P.
         Las Vegas, Nevada 89120                      Pillsbury Center South
      Telephone No.:  (702) 736-0700                  220 South Sixth Street
  (Name, address and telephone number of              Minneapolis, MN 55402
            agent for service)                    Telephone No.:  612-340-8702
                                                  Facsimile No.:   612-340-8738
                                  ___________

             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
      FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                  ___________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

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

The information in this prospectus is not complete and it may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.

                                  PROSPECTUS

                    SUBJECT TO COMPLETION  MARCH 24, 1999


                                740,000 SHARES

                          PDS FINANCIAL CORPORATION

                                 COMMON STOCK
                                  __________


     This prospectus covers the sale of up to 740,000 shares of our common stock issuable on exercise of 690,000 warrants and a warrant to Miller & Schroeder Financial, Inc. our underwriter in the May 1998 offering of debt securities to purchase shares of our common stock. The warrants and the underwriter's warrant were issued in our public offering of debt securities on May 4, 1998. A holder of a warrant may purchase one share of common stock. The warrants are exercisable at $12.25 per share. The warrants expire on May 4, 2003. The holder of the underwriter's warrant may purchase 50,000 shares of common stock. The underwriter's warrant is exercisable at $12.25 per share. The underwriter's warrant may not be exercised before May 4, 2000 and expires on May 4, 2003. If all of the warrants and the underwriter's warrant are exercised, we will receive $9,065,000 before deducting expenses estimated at $10,000.


     Our common stock is traded on The Nasdaq National Market under the symbol "PDSF." The last sale price of our common stock on March 19, 1999 was $2.125.


     We were required to obtain the approval of the Nevada Gaming Commission before selling our common stock and we received such approval on April 28, 1998.


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                  ___________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS             , 1999.

                         WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, reports on Form 8-K, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. You can also do so at the following regional offices of the Commission:


          Citicorp Center
          500 West Madison, Suite 1400
          Chicago, Illinois 60661-2511


          7 World Trade Center, Suite 1300
          New York, New York 10048.


     You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials regarding companies that, like us, file information electronically with the Commission. You can also inspect information about us at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.


     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supercede the information we've included in this prospectus. We incorporate by reference the documents listed below. We also incorporate by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of common stock or until the offering of the shares of common stock is otherwise ended. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-49199).


        1.   Annual Report on Form 10-KSB for the year ended December 31, 1997;


        2. Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1998, June 30, 1998 and September 30, 1998;


        3. Proxy Statement for the annual meeting of shareholders held May 14, 1998; and


        4. The description of common stock contained in our Registration Statement on Form 8-A (File No. 0-23928) filed with the Commission pursuant to Section 12 (g) of the Exchange Act on April 26, 1994.


     You can request a free copy of theses filings by writing or calling us at the following address:


          PDS Financial Corporation
          6171 McLeod Drive
          Las Vegas, Nevada 89120
          Attention: Secretary
          Telephone No. (702) 736-0700


     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information or additional information. We will not make an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                                  PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN THE COMMON STOCK DISCUSSED UNDER "RISK FACTORS." SOME OF THE STATEMENTS SET FORTH BELOW ARE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SEE "FORWARD-LOOKING STATEMENTS" FOR A DISCUSSION OF FACTORS RELATING TO SUCH STATEMENTS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO "WE," THE "COMPANY" OR "PDS" INCLUDE US AND OUR WHOLLY OWNED SUBSIDIARIES, PDS FINANCIAL CORPORATION-NEVADA, PDS FINANCIAL CORPORATION-MISSISSIPPI, PDS CASINOS INTERNATIONAL, INC. AND TRANSCANADA 2 CORPORATION.

                                     INTRODUCTION

     On May 4, 1998, we issued 13,800 investment units, each unit consisting of a 10% Senior Subordinated Note, due July 1, 2004 in the principal amount of $1,000 and fifty detachable warrants to purchase fifty shares of our common stock in a public offering registered under the Securities Act of 1933. The warrants are traded on The Nasdaq National Market under the trading symbol "PDSF." In that Offering, we also issued a warrant to purchase 50,000 shares of our common stock to Miller & Schroeder Financial, Inc., our underwriter in that offering. This prospectus relates to our common stock receivable upon exercise of the warrants and the underwriter's warrant.

                                     THE COMPANY

     We engage in the business of financing and leasing gaming equipment and supplying reconditioned gaming machines to casino operators. The gaming equipment that we finance consists mainly of slot machines, video gaming machines and other gaming devices. In addition, we finance furniture, fixtures and other gaming related equipment, including gaming tables and chairs, restaurant and hotel furniture, vehicles, security and surveillance equipment, computers and other office equipment. In 1996, we introduced SlotLease, a specialized operating lease program for slot machines and other electronic gaming devices. In 1997, we established PDS Slot Source, a reconditioned gaming machine sales and distribution program, to complement our leasing and financing activities.


     In order to offer our SlotLease and PDS Slot Source programs, we must be licensed to own and distribute gaming devices in each jurisdiction in which we conduct business. As part of the licensing process, each gaming jurisdiction performs a thorough investigation of each applicant and some of its directors, officers, key employees and significant shareholders. We are currently licensed in Nevada, New Jersey, Colorado, Iowa, Minnesota and Indiana. We also have license applications pending in Illinois and Mississippi and a manufacturing license application pending in Nevada. We believe our gaming licenses, as well as our financing experience in the gaming industry, provide a significant competitive advantage, enabling us to offer financing packages and services that meet the needs of this industry more effectively than traditional financing.


     We believe SlotLease, our operating lease program, has been well received by casino operators since its introduction in 1996 because it offers casino operators lower monthly payments and off-balance sheet financing. We retain ownership of the gaming equipment under an operating lease. At the end of the applicable lease term, we offer the customer an option to purchase the gaming equipment, generally at its then-determined fair market value, or to extend the lease term. Returned gaming machines are inventoried for lease or resale by us through our PDS Slot Source program.


     In May 1997, we introduced PDS Slot Source, our reconditioned gaming machine sales and distribution program. We believe that the secondary market for gaming machines is fragmented, underdeveloped and represents a significant opportunity for growth. We obtain used gaming machines in the marketplace or occasionally from our customers at the end of an applicable lease term. These gaming machines are reconditioned by us before resale or are sold "as is" to customers. We believe our ability to recondition and distribute used gaming machines enhances the market value of gaming machines at the end of an operating lease and facilitates additional financing transactions.


     In addition to offering operating leases through our SlotLease program, we also provide financing to our customers in the form of capital leases or collateralized loans. These financing transactions are either originated directly by us with the casino operator or are structured jointly with a gaming equipment manufacturer or distributor. Under both of these types of transactions substantially all of the benefits and risks of ownership are borne by the lessee/borrower. Under a capital lease, our customer pays us the purchase price of the gaming equipment either throughout the term of the lease or, if the lease payments are not sufficient to cover the purchase price of the gaming equipment, our customer pays us a balloon payment at the end of the lease term. Most of our equipment financing transactions range from $250,000 to $2.5 million. We generally obtain the funds necessary for our capital lease or note originations by selling all or a portion of our interest in the payment stream to one or more institutional investors, often at the same time as the origination of such financing transactions.


     We generally target established medium-sized casino operators that are opening new casinos or expanding existing casinos, as well as new casino operators that we believe have acceptable credit quality. We are currently focusing our primary efforts on the traditional gaming markets of Nevada and New Jersey.


     Our principal executive offices are located at 6171 McLeod Drive, Las Vegas, Nevada 89120; our telephone number is (702) 736-0700.

                                 RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING SHARES OF COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OF OPERATION OR CASH FLOWS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. SOME OF THE STATEMENTS SET FORTH BELOW ARE "FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. SEE "FORWARD-LOOKING STATEMENTS" FOR A DISCUSSION OF INFORMATION ABOUT THESE STATEMENTS.


     WE ARE SUBJECT TO STRICT REGULATION BY GAMING AUTHORITIES.


     Financing gaming equipment and supplying reconditioned gaming machines to casino operators in the United States are subject to strict regulation under various state, county and municipal laws. We and those directors, officers and shareholders required to do so have received the necessary licenses, permits and authorizations necessary to own and distribute gaming machines in Nevada, New Jersey, Colorado, Iowa, Minnesota and Indiana. We have license applications pending in Illinois and Mississippi and a manufacturer's license application pending in Nevada. If we or any of our key personnel are unable to obtain or maintain the necessary licenses, permits and authorizations, there would be a material adverse effect on our business, financial condition and results of operation. Delays in obtaining necessary state licenses could affect our growth. We cannot predict whether, or the term for which, our license will be renewed in a particular jurisdiction or what license conditions, if any, may be imposed by such jurisdiction in connection with any future renewals. We cannot predict the effects that adoption of and changes in gaming laws, rules and regulations might have on our future operations.


     WE FACE COMPETITION WITH SUBSTANTIALLY GREATER RESOURCES THAN WE HAVE.


      In recent years, we have focused solely on providing financing to the gaming industry and, since late 1997, supplying reconditioned gaming machines to casino operators in the United States. In the gaming equipment financing market, we compete primarily with equipment manufacturers and, to a lesser extent, with leasing companies, commercial banks and other financial institutions. Some of our competitors are significantly larger and have substantially greater resources than we have. With respect to the sales of reconditioned gaming machines, we compete primarily against equipment manufacturers and smaller distributors. It is possible that new competitors may engage in gaming equipment financing or distribute reconditioned gaming machines, some of which may have licenses to own or sell gaming equipment and have greater financial resources than we have. If we face significant competition, it may have a material adverse effect on our business, financial condition and results of operations. We cannot predict whether we will be able to compete successfully against current and future competitors.


     WE DEPEND ON MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES.


     We believe that our ability to increase revenues, cash flow and profitability will depend, in part, upon continued market acceptance of the our products and services, particularly SlotLease and PDS Slot Source. We cannot predict whether market acceptance of our products and services will continue. Changes in market conditions in the gaming industry and in the financial condition of casino operators, such as consolidation within the industry or other factors, could limit or decrease market acceptance of our products and services. In the past, we have experienced significant one-time revenues in connection with our financings and sales of gaming equipment to casino operators. We have attracted new customers to replace these one-time revenues. Insufficient market acceptance of the our products and services could have a material adverse effect on our business, financial condition and results of operations.


     CONTINUED AVAILABILITY OF ADEQUATE FINANCING IS UNCERTAIN.


     The amount and number of financing transactions that we originate depends upon and is limited by our ability to fund such transactions. We usually fund financing transactions either by selling such transactions to institutional investors or by using our lines of credit or other financing sources. We cannot predict whether our present funding sources will purchase future transactions, expand existing lines of credit or continue to provide us with a source of funds. We also cannot predict whether we will be able to locate new funding sources, if needed. As a result, funding for our transactions may not be available on acceptable terms or on a timely basis, if at all. Our inability to obtain suitable and timely funding for our transactions could have a material adverse effect on our business, financial condition and results of operations.


     WE FACE UNCERTAINTIES IN OUR ABILITY TO RECOVER INVESTMENT IN EQUIPMENT.


     The gaming equipment owned by us that we lease to our customers under operating leases and our inventory of reconditioned gaming machines represents a substantial portion of our capital. Under the operating leases offered through the SlotLease program, we retain title to the gaming equipment and assume the risk of not recovering our entire investment in the gaming equipment at the end of the lease term by either re-leasing or selling the gaming equipment. At the inception of each operating lease, we estimate the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The actual residual value realized may differ from the estimated residual value, resulting in a gain or loss when the leased equipment is sold or re-leased at the end of the lease term. If we are unable to re-lease or sell the gaming equipment on favorable terms, then there could be a material adverse effect on our business.


     WE FACE RISKS RELATING TO PDS SLOT SOURCE.

     The PDS Slot Source program, which we established in 1997, has a limited operating history and is subject to various risks. These risks include:

     -    inability to find adequate sources of used gaming machines,
     - inability to obtain or delays in obtaining parts necessary to recondition used gaming machines,
     -    our competitors control the supply of certain parts,
     - changes in market conditions relating to reconditioned gaming machines, and
     -    inability to recover our basis in the equipment upon resale.

     The occurrence of any of these risks could have a material adverse effect on our business.

     WE FACE RISKS RELATING TO FINANCING TRANSACTIONS.


      We fund some gaming equipment transactions entirely with our own working capital or with borrowed funds rather than immediately selling the transactions to institutional investors. In some situations, we retain a portion of the transactions we originate. This approach requires substantial capital and places us at risk for our investment in the transactions. This approach may also subject us to greater loss in the event of a default by the lessee or borrower, or if we are unable to sell the transactions to institutional investors after a period of temporary investment. In connection with our financing transactions, our level of risk depends primarily on the creditworthiness of the lessee or borrower and the underlying collateral.


     In addition, we have provided, and may provide in the future, financing to Indian tribes. Indian tribes in the United States generally enjoy sovereign immunity from lawsuits, similar to that of the United States government. Although we generally obtain a waiver of sovereign immunity, we cannot predict whether a tribe will assert sovereign immunity even though such right has been waived. The law regarding sovereign immunity is unsettled. If any Indian tribe defaults and successfully asserts its right of sovereign immunity, our ability to recover our investment, or originate and sell future Indian gaming transactions, could be materially adversely affected.


     We cannot predict whether we will incur significant losses with respect to financing transactions in the future or whether such losses would have a material adverse effect on our financial condition.


     WE DEPEND ON OUR CURRENT MANAGEMENT.


     We depend upon the efforts of Johan P. Finley, our founder, President and Chief Executive Officer. Although we maintain $2 million of "key person" term life insurance and have an employment agreement with Mr. Finley, the loss of Mr. Finley's services could have a material adverse effect on our business.

     WE EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS.


     Our quarterly results have fluctuated in the past because of the timing of completion of large financing transactions and recognition of fee income and/or gains from sales of reconditioned gaming devices. These transactions can be in the negotiation and documentation stage for several months, and the time at which we recognize the fee income or gain on sales is difficult to predict. As a result, net income may fluctuate greatly from quarter to quarter. Thus, the results of any quarter may not be indicative of the results that may be expected for any other quarter.


     WE ARE CONTROLLED BY CURRENT MANAGEMENT.


     Johan P. Finley, our founder, President and Chief Executive Officer, owns approximately 29% of our outstanding common stock. In addition, Mr. Finley's wife and child own an aggregate of approximately 10% of our outstanding common stock. Thus, the Finley family effectively controls the election of all members of our board of directors and determines all corporate actions. Such ownership could discourage acquisition of large blocks of our securities, could depress the price of our common stock and could possibly deter any potential purchaser of us.


     PROVISIONS OF OUR ARTICLES OF INCORPORATION, REGULATORY STATUTES WE ARE SUBJECT TO AND MINNESOTA LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND DELAY OR PREVENT CHANGE IN CONTROL.


     Our Amended and Restated Articles of Incorporation provide that you may not hold 5% or more of our stock without first agreeing to consent to a background investigation, provide a financial statement and respond to questions from gaming regulators. In addition, if you hold less than 5% of our stock, you could also be subject to the same requirements by regulatory agencies that license us. Such ownership limitations could discourage acquisition of large blocks of our securities, could depress the price of our common stock and could possibly deter any potential purchaser of us.


     Our Amended and Restated Articles of Incorporation authorize our board of directors to issue preferred stock and establish the rights and preferences of such shares without shareholder approval. The voting rights of the preferred stock may be greater than the voting rights of the common stock in certain circumstances, and thus the issuance of preferred stock may diminish the voting power of holders of the common stock and make it more difficult for a third party to acquire us. See "Description of Securities" for a discussion of these provisions.


     Our directors are subject to investigation and review by gaming regulators in jurisdictions where we are licensed or have applied for a license. Such investigation and review of our directors may have an anti-takeover effect.


     As a Minnesota corporation, we are subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. These provisions and the power to issue additional stock and to establish separate classes or series of stock may, in certain circumstances, deter or discourage takeover attempts and other changes in control of us that are not approved by the Board. See "Description of Securities--Certain Provisions Having Anti-Takeover Effects" for a discussion of these provisions.

                              FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Prospectus Summary," "Risk Factors" and "Use of Proceeds," and elsewhere in this prospectus are "forward-looking statements" under the Reform Act. Such forward-looking statements may be identified by terms such as "believe," "may," "will," "expect," "anticipate," "intend," "designed," "estimate," "should" or "continue" or the negatives thereof or other variations or similar terminology. Such forward-looking statements involve known or unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: strict regulation by gaming authorities; competition we face or may face in the future; uncertainty of market acceptance of the SlotLease program and PDS Slot Source program; our ability to continue to obtain adequate financing; our ability to recover our investment in gaming equipment leased under operating leases; the risks relating to the PDS Slot Source program; the risk of default by borrowers/lessees with respect to our financing transactions; our dependence on key employees; potential fluctuations in our quarterly results; general economic and business conditions; and other factors referenced in this prospectus.

                                   USE OF PROCEEDS

     Assuming all of the warrants and the underwriter's warrant are exercised, we will receive proceeds of $9,065,000, before deducting our expenses estimated at $10,000. Our net proceeds from the sale of our common stock upon exercise of the warrants or the underwriter's warrant will be used for working capital and other general corporate expenses.


                           DETERMINATION OF OFFERING PRICE


     The $12.25 exercise price of the warrants and the underwriter's warrant was established by negotiations between us and the underwriter at 125% of the average of the last reported sale prices of the our common stock on The Nasdaq National Market for the ten trading days immediately prior to the date of the prospectus in the offering in May 1998. The exercise price should not be considered an indication of actual value of our common stock.

                           DISTRIBUTIONS AND DIVIDEND POLICY

     Our board of directors presently expects to retain all earnings for operating purposes and does not expect to pay dividends on our common stock for the foreseeable future. In addition, we cannot pay dividends for so long as any of the notes are outstanding under the terms of the indenture pursuant to which the notes were issued, and our revolving credit agreements place restrictions on our ability to pay dividends or make other distributions on our common stock. Payment of dividends, if any, on our common stock is subject to the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements and other relevant factors.


                   DESCRIPTION OF WARRANTS AND PLAN OF DISTRIBUTION


     We are offering shares of common stock to holders of warrants and the underwriter's warrant that we issued in the offering in May 1998.


     Each warrant entitles the holder thereof to purchase one share of our common stock, par value $.01 per share, at an exercise price per share equal to $12.25. The warrants expire at 5:00 p.m., Minneapolis time, on May 4, 2003. Warrants may be surrendered for exercise at any time on or prior to May 4, 2003 or earlier redemption date by submitting to Norwest Bank Minnesota, N.A., as warrant agent, a warrant certificate signed by the warrant holder indicating an election to exercise all or a portion of the warrants evidenced by such certificate, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made in the form of cash or by certified check payable to us.


     We may redeem the warrants, in whole or in part, at $.01 per warrant at any time on or after May 4, 1999, if there are 20 consecutive trading days where the per share closing sale price of our common stock as reported by The Nasdaq National Market is equal to or greater than $30.63 and there is an effective registration statement relating to the common stock underlying the warrants. Each registered holder of a warrant will continue to have the right to exercise his warrant until the close of business on the date of redemption, and the warrants will continue to be subject to adjustment until such exercise or redemption.


     The underwriter's warrant entitles the underwriter to purchase 50,000 shares of our common stock at an exercise price of $12.25 per share. The underwriter's warrant also provides demand and participatory rights to require registration under the Securities Act of the shares of common stock underlying the underwriter's warrant. The underwriter's warrant will be exercisable commencing May 4, 2000 and for a period of three years thereafter. The underwriter's warrant is restricted from sale, transfer or assignment except to officers or successors of the underwriter.


     We will issue a certificate or certificates representing the shares of common stock at the time of exercise. We have reserved 740,000 shares of common stock for issuance upon exercise of the warrants and the underwriter's warrant.

     ANTIDILUTION. The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment to protect warrant holders against dilution upon the occurrence of certain events, including stock dividends, stock splits, reclassification of any combination of the common stock, or a merger, consolidation or disposition of substantially all of our assets. No adjustment in the exercise price of the warrants and the number of shares of common stock purchasable upon the exercise of each warrant will be required until cumulative adjustments reach $.01 per share. No fractional shares will be issued upon exercise of warrants, but we will pay an amount in cash equal to the same fraction of the fair market value of a the warrant.


     You are not entitled as a warrant holder to receive dividends or to consent or receive notice as shareholders in respect of any meeting of shareholders for the election of our directors or any other matter, or to vote at any such meeting, or to exercise any rights whatsoever as our shareholders.


     TAX CONSEQUENCES. Generally, a holder of warrants will not recognize any gain or loss on the purchase of our common stock for cash upon exercise of the warrants. The tax basis of our common stock received will be equal to the tax basis, as adjusted, in the warrants so exercised, plus the cash exercise price. The holding period of our common stock received upon exercise of a warrant for cash will not include the period during which the warrant was held; it shall commence only upon the exercise date on which the warrant is exercised.


     Section 305 of the Internal Revenue Code and the applicable Treasury Regulations provide that in certain circumstances a change in the exercise price for the warrants will be treated as a deemed distribution of an increased interest in our assets or earnings and profits, which in turn will produce ordinary dividend income for a holder of warrants. The amount of such deemed dividend will be equal to the fair market value of any additional shares of common stock and cash in lieu of fractional shares received as a result of the change in the exercise price of the warrants. In certain other circumstances, Section 305 of the Internal Revenue Code and the applicable Treasury Regulations provide that the absence of appropriate adjustments in the exercise price for the warrants will produce dividend income for the holders of our common Stock.


     You should consult your own tax advisors concerning the federal income tax consequences of the sale, exchange or other disposition of the warrants. We have not received any advice as to local, income, franchise, personal property or other taxation in any state or locality or as to the tax effect of ownership of warrants in any state or locality. You are advised to consult your own tax advisors with respect to any state or local income, franchise, personal property or other tax consequences arising out of your ownership or exercise of warrants.

                              DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 22,000,000 shares, divided into 20,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.


     Our board of directors has the authority, without approval of our shareholders, to authorize the issuance of shares of preferred stock of PDS from time to time in one or more series. Each series shall have a distinctive designation or title and the number of shares as shall be fixed by the board of directors prior to the issuance of any shares. Each series of preferred stock shall have voting powers, full or limited, or no voting powers and such preferences and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as adopted by the board of directors prior to the issuance of any shares. The board of directors is also authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. We have no present plan to establish any such class or series.


     Our Amended and Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of 5% or more of our shares unless such person or entity agrees to provide personal background and financial information to gaming authorities, consents to a background investigation, and responds to questions from gaming authorities. We may redeem, at fair market value, shares held by any person or entity whose status as a shareholder, in the opinion of our board of directors, jeopardizes the approval, continued existence, or renewal by any gaming authority, including the Nevada gaming authorities, state gaming regulators, the Bureau of Indian Affairs or the National Indian Gaming Commission, of any contract or lease with a casino, casino management firm, or casino owner, related to casino property, or any other tribal, federal, or state license or franchise held or to be acquired by us. These restrictions will be contained in a legend on each certificate issued evidencing shares of common stock.

COMMON STOCK

     As of the date hereof, there are                  shares of common stock
outstanding. All outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of common stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Johan P. Finley, our founder, President and Chief Executive Officer, owns approximately 29% our outstanding common stock and effectively controls the election of all the directors and thereby controls our affairs.

     Each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of us and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of common stock be issued.

CERTAIN PROVISIONS HAVING ANTI-TAKEOVER EFFECTS

     We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which could prevent you from receiving a premium on your common stock and could also have a depressive effect on the market price of our common stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

     The transfer agent, warrant agent and registrar for our common stock is Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.

                                    LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                       EXPERTS

     The financial statements incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of these documents.

                                  TABLE OF CONTENTS


                                                                         Page
Where You Can Find More Information . . . . . . . . . . . . . . . . . . .  2

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . . . . .  7

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

Determination of Offering Price . . . . . . . . . . . . . . . . . . . . .  8

Distributions and Dividend Policy . . . . . . . . . . . . . . . . . . . .  8

Description of Warrants and Plan of Distribution  . . . . . . . . . . . .  8

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .  10

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                  ___________

                                740,000 Shares

                           PDS FINANCIAL CORPORATION

                                  Common Stock

                                  ___________

                                   PROSPECTUS

                                  ___________

                          THE DATE OF THIS PROSPECTUS

                             IS             , 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings in which such person are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and
(v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

     The Amended and Restated Bylaws of the Registrant provides that the directors, officers and committee members of the Registrant and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by the Company in connection with the issuance and distribution of the shares of common stock offered hereby:

Legal fees and expenses of the Company  . . . . . . . . . . . . .   $ 7,500
Accounting fees and expenses  . . . . . . . . . . . . . . . . . .     1,000
Printing expenses . . . . . . . . . . . . . . . . . . . . . . . .       500
Transfer Agent fees and expenses  . . . . . . . . . . . . . . . .       500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .       500
                                                                    -------
          TOTAL . . . . . . . . . . . . . . . . . . . . . . . . .   $10,000
                                                                    -------
                                                                    -------


     Each amount set forth above is estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"):

          (1) The Company issued unsecured Convertible Subordinated Debentures (the "Debentures") in 1993, which became convertible into common stock of the Company at a price of $4.25 per share. From September 1997 through September 30, 1998, $1,071,200 of the principal balance of the Debentures has been converted into 252,030 shares of common stock of the Company. This transaction was made in reliance upon the exemptions from registration provided under Section 4(2) and 4(6) and Rule 144 of the Securities Act. The purchasers of such securities acquired them for their own account and not with a view to any distribution thereof to the public. The Debentures were redeemed in September 1998.

          (2) On December 16, 1997 and March 11, 1998, Terry Stewart exercised a warrant of PDS and received 426 and 727 shares of common stock of the Company, respectively. The transactions were made in reliance upon the exemption from registration provided under Sections 4(2) and 4(6) of the Securities Act.

          (3) On October 28, 1998, the Company issued 181,700 Common Stock Purchase Warrants, evidencing the right to purchase an aggregate of up to 4.99% of the authorized but previously unissued share of common stock of the Company. This transaction was made in reliance upon Section 4(2) and 4(6) of the Securities Act.

ITEM 27.  EXHIBITS

EXHIBIT NO.    DESCRIPTION
   3.1         Amended and Restated Articles of Incorporation, as amended, of the Registrant(4)

   3.2         Articles of Amendment to Articles of Incorporation of the Registrant(4)

   3.2         Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant(4)

   3.3         Articles of Amendment to Articles of Incorporation of the Registrant(4)

   3.4         Amended and Restated Bylaws of the Registrant(1)

   4.1         Specimen of Common Stock Certificate(1)

  *4.2         Warrant to Purchase 25,000 shares of Common Stock, dated December 15, 1994 between the Registrant and Miller & Schroeder Financial, Inc.(3)

   4.3         Form of Warrant to Purchase 145,000 shares of Common Stock, dated May 24, 1994(1)

   4.4         Indenture of Trust between the Registrant and First Trust National Association, as Trustee, dated as of november 2, 1993(1)

  *4.5         Revised Form of Indenture of Trust between the Registrant and First Trust National Association
               dated as of           , 1998

  *4.6         Form of Note (included as Article Two to Exhibit No. 4.5)

  *4.7         Form of Warrant Agreement between the Registrant and Norwest Bank Minnesota, N.A.

  *4.8         Form of Warrant (included in Appendix A to Exhibit No. 4.7)

  *5.1         Opinion and Consent of Counsel to the Company

  10.1         Industrial Real Estate Lease dated April 29, 1997, between the Registrant, as Tenant, and Patrick
               Commerce Center, LLC, as Landlord(4)

  10.2         1993 Stock Option Plan, as amended(1)

  10.3         Form of Incentive Stock Option Agreement(1)

  10.4         Form of Non-Qualified Stock Option Agreement(1)

  10.5         Employment Agreement between the Registrant and Johan P. Finley(1)

  10.6         Employment Agreement between the Registrant and Robert M. Mann(2)

  10.7         Employment Agreement between the Registrant and Peter D. Cleary(2)

  10.8         Employment Agreement between the Registrant and Lona M.B. Finley(1)

  10.9         Employment Agreement between the Registrant and Steven M. DesChamps

 10.10         Form of Tax Indemnification Agreement between the Registrant and Johan P. Finley(1)

 10.11         Revolving Credit and Security Agreement, dated April 9, 1997 between BNY Financial Corporation as
               Lender and as Agent and the Registrant and PDS Financial Corporation-Nevada as Borrowers(4)

 10.12         Amended and Restated Loan and Security Agreement, dated October 28, 1998 between Heller Financial,
               Inc., as Lender and the Registrant as Borrower

 10.13         Amended and Restated Loan and Security Agreement, dated October 28, 1998 between Heller Financial,
               Inc. as Lender and PDS Financial Corporation-Nevada, as Borrower

 10.14         Commercial Security Agreement, dated August 15, 1997 between U.S. Bank, as Lender and the
               Registrant as Borrower(4)

 10.15         Loan Agreement dated August 5, 1998 between U.S. Bank, as Lender and the Registrant, as Borrower(6)

 10.16         Letter Agreement between the Registrant and David R. Mylrea(4)

 10.17         Master Loan Agreement, dated as of December 15, 1998 by and among the Registrant, PDS Financial Corporation-Nevada and Miller & Schroeder Investments Corporation

 10.18         Master Loan Agreement, dated as of May 26, 1998 by and among the Registrant, PDS Financial Corporation-Nevada and
               Miller & Schroeder Investments Corporation(5)

  21.1         Subsidiaries of the Registrant(4)

  23.1         Consent of Counsel to the Company (included in Exhibit 5.1)

  23.2         Consent of Independent Accountants

 *24.1         Powers of Attorney

___________

*    Previously filed

(1) Incorporated by reference to the Registrant's previously filed Registration Statement on Form SB-2 (File No. 33-76948C), as amended, originally filed with the Commission on March 25, 1994

(2) Incorporated by reference to the Registrant's previously filed Form 10-KSB for the year ended December 31, 1995

(3) Incorporated by reference to the Registrant's previously filed Registration Statement on Form SB-2 (File No. 33-88692)

(4) Incorporated by reference to the Registrant's previously filed Form 10-KSB for the year ended December 31, 1997

(5) Incorporated by reference to the Registrant's previously filed Form 10-QSB for the quarter ended June 30, 1998

(6) Incorporated by reference to the Registrant's previously filed Form 10-QSB for the quarter ended September 30, 1998

ITEM 28.  UNDERTAKINGS

     (a)  The undersigned registrant undertakes


          (i) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:


               (a) To include any prospectus required by section 10(a)(3) of the Securities Act;


               (b) To reflect in the prospectus any facts or events, which individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


               (c) To include any additional or changed material information on the plan of distribution;


               Provided, however, that paragraphs (a)(i)(a) and (a)(i)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the 1934 Securities Exchange Act.


          (ii) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


          (iii) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the provisions summarized in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 24, 1999.

                                   PDS FINANCIAL CORPORATION

                                   By:  /s/ Johan P. Finley
                                        ----------------------------------
                                        Johan P. Finley
                                        President and
                                        Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 24, 1999 by the following persons in the capacities stated.

            SIGNATURE                                    TITLE
----------------------------------      ----------------------------------

/s/ Johan P. Finley                     President, Chief Executive Officer and
----------------------------------      Director (principal executive officer)
           Johan P. Finley

/s/ Steven M. Des Champs                Chief Financial Officer (principal
----------------------------------      financial and accounting officer)
        Steven M. Des Champs


                *                       Director
----------------------------------
         Peter D. Cleary

                *                       Director
----------------------------------
       Charles R. Patterson

                *                       Director
----------------------------------
         Joel M. Koonce

                *                       Director
----------------------------------
        James L.  Morrell

/s/ Lona M.B. Finley                    Director
----------------------------------
        Lona M. B. Finley

/s/ Johan P. Finley
----------------------------------
        *Johan P. Finley
        Attorney-in-Fact

                                 INDEX TO EXHIBITS

EXHIBIT NO.                                                           PAGE NO.

      10.9 Employment Agreement between the Registrant and Steven M. Des Champs

     10.12               Amended and Restated Loan and Security
                         Agreement, dated October 28, 1998 between
                         Heller Financial, Inc., as Lender and the
                         Registrant as Borrower

     10.13 Amended and Restated Loan and Security Agreement, dated October 28, 1998 between Heller Financial, Inc., as Lender and PDS Financial Corporation-Nevada, as Borrower

     10.17 Master Loan Agreement, dated as of December 15, 1998 by and among the Registrant, PDS Financial Corporation-Nevada and Miller & Schroeder Investments Corporation

      23.2               Consent of Independent Accountants